Ex: 10.2

Cambridge Bancorp

1336 Massachusetts Avenue

Cambridge, Massachusetts 02138

As of November 20, 2018

Mr. Martin Millane

Dear Marty:

As you know, you previously entered into a letter agreement with Cambridge Bancorp (the “Company”) dated May 18, 2016, that set forth the severance benefits that the Company agreed provide to you in the event your employment with its subsidiary, Cambridge Trust Company (the “Bank”) is terminated under certain circumstances described therein (the “Prior Agreement”).  The Board of Directors of the Company (the “Board”) desires to amend and restate the Prior Agreement as set forth below (the “Agreement”).

Whenever used in this Agreement, additional capitalized words and phrases have the meanings set forth in Section 15 below.

1.Term of Agreement.  This Agreement shall commence on the date hereof, and, each January 1 thereafter, the term of this Agreement shall automatically be extended for one (1) additional year unless not later than September 30 of the preceding year the Company shall have given notice that it does not wish to extend this Agreement.  However, if a Change in Control or Potential Change in Control of the Company, as applicable, shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of twelve (12) months beyond the month in which the Change in Control or Potential Change in Control, as applicable, occurred notwithstanding notice from the Company that it does not wish to extend the Agreement.

2.Potential Change in Control.  You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control you will not voluntarily terminate your employment with the Bank until the earliest of:

(i)The date that is twelve (12) months from the occurrence of the Potential Change in Control;

(ii)The termination by you of your employment by reason of death, Disability or Retirement;

(iii)The occurrence of a Change in Control; or

(iv)The date the Board adopts a resolution to the effect that, for purposes of this Agreement, the basis upon which the Board concluded that a Potential Change in Control had occurred no longer exists.

Martin Millane

As of November 20, 2018

3.Termination Following a Change in Control or a Potential Change in Control.  If a Change in Control or a Potential Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon your Separation from Service within twelve (12) months after a Change in Control, or within the period described in Section 2 hereof after a Potential Change in Control, unless such Separation from Service is (i) because of your death, (ii) by the Bank for Cause or Disability or (iii) by you other than for Good Reason.

4.Compensation Upon Termination.  Following a Change in Control or a Potential Change in Control, upon Separation from Service you shall be entitled to the following benefits.

(i)If your employment shall be terminated for Cause or your death, the Company shall pay you your full Base Salary through the Date of Termination as the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(ii)If your employment by the Bank shall be terminated (1) by the Bank other than for Cause or Disability or (2) by you for Good Reason, then you shall be entitled to the benefits provided below:

(A)The Company shall pay you your full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan at the time such payments are due.

(B)The Company shall pay you, in lieu of any further salary or bonus payments to you for periods subsequent to the Date of Termination, a lump sum severance payment (the “Severance Payment”) equal to the product of (I) your Final Average Compensation multiplied by (II) two (2).

(C)Any Severance Payment shall be made not later than the fifth (5th) day following the Date of Termination; provided, however, that notwithstanding anything contained herein to the contrary, if you are a Specified Employee at the time of your Separation from Service, the Bank shall pay you the Severance Payment in a lump sum on the earlier of (I) the first (1st) business day that is six (6) months and one (1) day following the date of your Separation from Service or (II) the date of your death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).

(iii)Unless you are terminated for Cause or you terminate your employment other than for Good Reason, the Company shall cause the Bank to maintain in full force and effect for your continued benefit for a period of up to one (1) year all employee welfare benefit plans and programs or arrangements in which you are entitled to participate at any time within the six (6) months immediately prior to the Notice of Termination, provided that your continued participation is possible under the general terms and provisions of such plans and programs and that such continuation does not

Martin Millane

As of November 20, 2018

cause the Bank’s group health or dental coverage to violate any applicable non-discrimination laws.  Benefits continued under this Section 4(iii) shall be paid by you.  Benefits otherwise receivable by you pursuant to this Section 4(iii) shall be reduced to the extent comparable benefits are actually received by you from sources other than the Company or the Bank during the one (1)-year period following your termination, and any such benefits actually received by you shall be reported to the Company.

(iv)You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise except as specifically provided in this Section 4.

5.Golden Parachute.  If any of the payments provided for in this Agreement, together with any other payments or benefits that you have the right to receive from the Company, Bank or any member of an affiliated group of corporations (as defined in Code Section 1504, without regard to Code Section 1504(b)) of which either Company or Bank is a member (together, the “Payments”) would constitute a parachute payment (as defined in Code Section 280G(b)(2)) that is subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), Company will cause to be determined, before any Payments are made, which of the following two (2) alternatives would maximize your after-tax proceeds:  (i) payment in full of the entire amount of the Payments; or (ii) payment of only a part of the Payments, reduced to the minimum extent necessary so that you receive the largest Payments possible without the imposition of the Excise Tax (“Reduced Payments”).  If it is determined that Reduced Payments will maximize your after-tax benefit, then (1) cash compensation subject to the six (6)-month delay rule in Code Section 409A(a)(2)(B)(i) shall be reduced first, then cash payments that are not so subject shall be reduced, (2) the Payments shall be paid only to the extent permitted under the Reduced Payments alternative, and (3) you will have no rights to any additional payments and/or benefits constituting the Payments.  Unless you and the Company otherwise agree in writing, any determination required under this Section 5 shall be made in writing by independent public accountants agreed to by you and the Company (the “Accountants”), who shall be paid solely by the Company and whose determination shall be conclusive and binding upon you and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations.

6.Non-Competition.  In the event your employment terminates and you are entitled to receive a Severance Payment hereunder, for a period of one (1) year following the Date of Termination (the “Non-Compete Term”) you shall not, directly or indirectly, as an executive of any person or entity (whether or not engaged in business for profit), individual proprietor, partner, stockholder, director, officer, joint venturer, investor, lender or in any other capacity whatever (otherwise than as holder of less than ten percent (10%) of any securities publicly traded in the market) compete with the Company and any subsidiary or affiliate of the Company

Martin Millane

As of November 20, 2018

in any city or town in which the Company or such subsidiary or affiliate operates at any time during the term of this Agreement, and any contiguous city or town.

7.Successors; Binding Agreement.

(i)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business, and/or assets, as aforesaid that executes and delivers the agreement provided for in this Section 7 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(ii)This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

8.Notices.  All notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided, however, that all notices to the Company shall be directed to the attention of the Board with a copy to the Clerk of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officers as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto, or of failure to comply with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.  The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.  All reference to sections of any statute, including the Code, shall be deemed also to refer to any successor provisions thereof.  The validity, interpretation,

Martin Millane

As of November 20, 2018

construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.  This Agreement is made under seal.

10.Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.  You acknowledge that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies) and to satisfy all applicable reporting requirements.

11.Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.Section 409A.  It is the intention of the Company and you that the Agreement and all amounts payable to you under the Agreement that are subject thereto meet the requirements of Code Section 409A, to the extent applicable to the Agreement and such payments.  To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and regulations and other interpretive guidance issued thereunder.  If any compensation or benefits payable under this Agreement do not comply with Code Section 409A and related guidance, the Company and you agree to amend this Agreement or take such actions as the Company deems necessary or appropriate to comply with the requirements of Code Section 409A while preserving, as nearly as possible, the same economic effect as under this Agreement.

14.Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding between the parties, written or oral, which relates to the subject matter hereof, including, without limitation, the Prior Agreement.

15.Definitions.  Capitalized terms not defined in this Agreement shall have the meaning set forth in your Supplemental Executive Retirement Agreement (the “SERP”), if any, or the Cambridge Trust Company Executive Deferred Compensation Plan (the “EDCP”), as applicable.

(i)“Base Salary” means the annual cash compensation from the Bank relating to services performed (or to be performed) during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards and other fees, and automobile and other allowances paid to you for services rendered (whether or not such allowances are included in your gross income).  Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by you pursuant to all qualified or non-qualified plans of the Bank and shall be calculated to include amounts not otherwise included in your gross income under Code Sections 125, 132(f), 402(e)(3), 402(h) or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation

Martin Millane

As of November 20, 2018

only to the extent that had there been no such plan, the amount would have been payable in cash to you.

(ii)“Bonus” means the short-term incentive cash bonus, if any, awarded to you (generally during the first quarter of the Plan Year) for services performed during the preceding Plan Year from the Bank.

(iii)“Cause” means termination by the Bank upon:

(A)The willful failure by you to substantially perform your duties with the Bank (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from your resignation for Good Reason), within ten (10) days after a demand for substantial performance is delivered to you by the Board that specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

(B)The willful engagement by you in misconduct that is or foreseeably will be materially injurious to the Bank, monetarily or otherwise; or

(C)A breach of a fiduciary duty, fraud or dishonesty relating to the Bank, or conviction of (or plea of nolo contendere to) a crime.

For purposes of this Section 15(iii), no act or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Bank.

Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (¾) of the entire membership of the Board (with you not voting if you are a member) at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board) finding that in the good faith opinion of the Board you engaged in the conduct set forth above in this Section 15(iii) and specifying the particulars thereof in detail.

(iv)“Change in Control” means either of the following:

(A)A change in control of a nature that would be required to be reported by Company or Bank in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Company or Bank in fact is required to comply with Regulation 14A thereunder; or

Martin Millane

As of November 20, 2018

(B)The acquisition of “control” as defined in the Bank Holding Company Act of 1956, as amended, or the regulations thereunder, or as defined in the Change in Bank Control Act of 1978, as amended, or the regulations or guidance thereunder, of Company or Bank by any person, company or other entity other than Company; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(1)Any “person” (as that term is used in Section 13(d) and 14(d) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of Company or Bank or a corporation owned, directly or indirectly, by the stockholders of Company in substantially the same proportions as their ownership of stock of Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing twenty-five percent (25%) or more of the combined voting power of Company’s then outstanding securities; or

(2)During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with Company to effect a transaction described in this Section 15(iv)(B)(1) or with Company or Bank to effect a transaction described in Section 15(iv)(B)(3) whose election by the Board or nomination for election by Company’s or Bank’s stockholders was approved by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(3)The stockholders of Company or Bank approve a merger or consolidation of Company or Bank with any other corporation, other than a merger or consolidation that would result in the voting securities of Company or Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least two-thirds (⅔) of the combined voting power of the voting securities of Company or Bank or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of Company or Bank approve a plan of complete liquidation of Company or Bank or an agreement for the sale or disposition by Company or Bank of all or substantially all Company’s or Bank’s assets.  Notwithstanding anything to the contrary contained in this Agreement, the acquisition by a person (or persons acting in concert) of less than twenty-five percent (25%) of the voting securities of Company, under circumstances where the Federal Reserve Board (under regulations or guidance pursuant to the Change in Bank Control Act of 1978, as

Martin Millane

As of November 20, 2018

amended) presumes that such acquisition constitutes the acquisition of control of Company, shall not be deemed a “Change in Control” for any purpose under this Agreement.

(v)“Date of Termination” means:

(A)If your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period);

(B)If your employment is terminated for Cause, the date specified in the Notice of Termination; and

(C)If your employment is terminated by Bank for any other reason, or by you for Good Reason, the date on which a Notice of Termination is given.

(vi)“Disability” means termination because of your inability, as a result of incapacity due to physical or mental illness, to perform the services required of you as an employee for a period aggregating six (6) months or more within any twelve (12) month period, unless within thirty (30) days after notice of termination is given by the Bank you shall have returned to the full time performance of you duties.

(vii)“Final Average Compensation” means the average of your highest three (3) consecutive calendar years of annual Base Salary and Bonus.  For purposes of calculating the average of your highest three (3) consecutive calendar years of Base Salary and Bonus, (a) Base Salary and Bonus for the calendar year in which you experience a Separation from Service shall be annualized, (b) Base Salary and Bonus for other calendar years shall not be annualized, and (c) if you have been employed less than three (3) full calendar years (counting the final year of employment as an annualized full calendar year), your Final Average Compensation shall be based on the number of full calendar years in which you were an employee of the Bank (again counting the final year of employment as an annualized full calendar year).

(viii)“Good Reason” means:

(A)In the case of a Change in Control described in Section 15(iv)(B)(1) when fifty percent (50%) is substituted for twenty-five percent (25%) or following consummation of a Change in Control described in Section 15(iv)(B)(3) when one-half (½) is substituted for two-thirds (⅔), termination by you for any reason or for no reason during the period beginning six (6) months and ending twelve (12) months following such event; or

(B)Without your prior consent, the occurrence after a Change in Control of any of the following circumstances:

Martin Millane

As of November 20, 2018

(1)A material diminution in the nature or status of your responsibilities, authority or duties (provided that your entitlement to terminate employment for this reason following a Change in Control shall only be effective during the period beginning six (6) months and ending twelve (12) months after the Change in Control);

(2)A material diminution in your base salary; or

(3)A relocation of your principal place of employment to a location that is more than forty (40) miles from the Bank’s current principal executive office;

; provided, however, that the Bank shall have a thirty (30) day period to cure any such cause for “Good Reason” after being notified by you in writing.

Your right to terminate employment for Good Reason shall not be affected by your incapacity due to physical or mental illness.  Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(ix)“Notice of Termination” means a notice that indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(x)“Potential Change in Control” means:

(A)Company or Bank enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(B)Any person (including Company) publicly announces an intention to take or to consider taking actions that if consummated, would constitute a Change in Control;

(C)Any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of Company or Bank or a corporation owned, directly or indirectly, by the stockholders of Company in substantially the same proportions as their ownership of stock of Company, is or becomes the beneficial owner, directly or indirectly, of securities of parent representing twenty percent (20%) or more of the combined voting power of Company’s then outstanding securities; or

(D)The Board of Directors of Company or Bank adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of Company has occurred.

Martin Millane

As of November 20, 2018

(xi)“Retirement” means the termination of your employment in accordance with the Bank’s retirement policy, including (at your sole election, as set forth in writing) early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

16.Right to Consult with Counsel.  You acknowledge that you have the right to consult with counsel prior to executing the Agreement.

*   *   *   *   *

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

CAMBRIDGE BANCORP

By: /s/ Denis K. Sheahan

Its:  Chief Executive Officer

Agreed:

/s/ Martin Millane

Martin Millane

November 20, 2018

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Date